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                                        EXHIBIT 99


                              GEORGIA-PACIFIC [Georgia-Pacific Logo]
                              133 Peachtree Street Northeast
                              Atlanta, Georgia 30303
                              (404) 652-4000

NEWS FROM GEORGIA-PACIFIC
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                                         Release No.   C-1330
                                         Contact:  Sheila Weidman
                                                   (404) 652-4732
                                                   Ken Haldin
                                                   (404) 652-6098

                                         May 7, 1996



          GEORGIA-PACIFIC'S CHAIRMAN ANNOUNCES COST REDUCTION TARGET
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               AT SHAREHOLDERS' MEETING; BOARD DECLARES DIVIDEND
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     AUGUSTA, Ga. -- At today's annual meeting of shareholders, Georgia-Pacific
Corp.'s Chairman and CEO A.D. "Pete" Correll told shareholders that the company has set a goal of improving its annual pretax earnings by approximately $400 million with a three-year effort to reduce overhead costs and improve efficiencies throughout the company.

     The company announced a voluntary early retirement program, effective May 20 to July 8, 1996, for salaried employees who are at least 55 years old and have 10 years of service or who have reached age 65. This program will not be offered to officers, nonsupervisory employees eligible for salaried benefits who work directly in the manufacture or delivery of company products or maintenance of equipment, or employees of the company's Distribution Division, its Hattiesburg, Miss., machinery operation, and Buchanan, N.Y., and Wilmington, Del., gypsum plants.

     During 1996 and 1997, Georgia-Pacific also plans to eliminate work and related salaried positions, and substantially reduce other administrative and overhead costs. Georgia-Pacific expects to record a charge to its second quarter earnings for certain costs of these retirement, position elimination and cost reduction measures.
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     "We are committed to operating a low-cost business and to creating value for our shareholders," Correll said. "We believe the goal we have set is achievable. During 1995 and 1996 we will have invested more than $2 billion to improve our manufacturing processes and make our operations among the most efficient in our industry. We also have expanded production capacity in several important product lines such as recycled containerboard, oriented strand board, tissue, lumber and particleboard," he said. "In addition, we have committed substantial investments to re-engineer our building products Distribution Division and to install the information systems that we need to operate more efficiently. When completed, these investments will generate significant efficiencies and cost savings throughout our businesses.

     "In the meantime, we must begin by reducing other costs. The program announced today will begin a three-year process to lower our overhead costs, secure efficiency improvements and make Georgia-Pacific a stronger company that is better equipped to compete in today's global market. We expect to see the first meaningful results during 1997," Correll concluded.

     In other action, Georgia-Pacific's board of directors, meeting in conjunction with the company's shareholders meeting, declared a regular quarterly dividend of 50 cents per share payable June 13, 1996 to shareholders of record May 24, 1996.
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Except for the historical information contained herein, the foregoing statements are forward-looking statements, the accuracy of which is subject to a number of risks and assumptions. Among the key factors that could cause actual results to differ materially are the following: continuation of present business conditions, the acceptance of voluntary retirement by a significant percentage of eligible employees, the ability of Georgia-Pacific managers to eliminate many functions and associated positions that currently are part of the company's overhead, and the realization of projected savings from numerous investments in systems, operations and cost reduction programs.